LEASE

between

GML HOLDINGS, LP

as Landlord

and

SMSA GAINESVILLE ACQUISITION CORP.

as Tenant

dated as of February 21, 2014

LOCATION OF LEASED PREMISES:

610 Coit Road—Unit 2, Suite 170

Plano, Texas

This LEASE AGREEMENT (this “Lease”) is made as of the 21st day of February, 2014 (the “Effective Date”), by and between GML HOLDINGS, LP, a Texas limited partnership, having an office at 6565 West Loop South, Suite 110, Bellaire, Texas 77401 (“Landlord”), and SMSA GAINESVILLE ACQUISITION CORP., a Nevada corporation, having its principal office at 610 Coit Road—Unit 2, Suite 170, Plano, Texas 75075 (“Tenant”).

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1.           CERTAIN DEFINITIONS.

(a)           “Additional Rent” shall mean all sums required to be paid by Tenant to Landlord hereunder other than Basic Rent, which sums shall constitute rental hereunder.

(b)           “Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.

(c)           “Alteration” or “Alterations” shall mean any or all changes, additions, improvements, reconstructions or replacements to the Project, both interior or exterior.

(d)           “Association” shall mean the Association as defined in the Declaration.

(e)           “Basic Rent” shall mean Basic Rent as defined in Paragraph 4.

(f)           “Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 4.

(g)           “Commencement Date” shall mean the Commencement Date as defined in Paragraph 3.

(h)           “Common Elements” shall mean the Common Elements as defined in the Declaration.

(i)           “Condemnation” shall mean a Taking and/or a Requisition.

(j)           “Costs” shall have the meaning given to such term in Paragraph 27(G).

(k)           “Declaration” shall mean that certain Declaration of 610 Coit—A Condominium dated February 7, 2014, and recorded as Instrument Number 20140214000143870 in the Real Property Records of Collin County, Texas, as may be amended from time to time.

(l)           “Default Rate” shall mean an annual rate of interest equal to the Prime Rate plus five (5) percentage points, but in no event greater than the maximum interest rate permitted by Legal Requirements.

(m)           “Effective Date” shall have the meaning given to such term in the Recitals.

(n)           “Environmental Claim” shall have the meaning given to such term in Paragraph 27(d)(iv).

(o)           “Environmental Laws” shall have the meaning given to such term in Paragraph 27(a).

(p)           “Event of Default” shall mean an Event of Default as defined in Paragraph 19.

(q)           “Expiration Date” shall have the meaning given to such term in Paragraph 3(a).

(r)           “Hazardous Materials” shall have the meaning given to such term in Paragraph 27(a).

(s)           “Improvement” shall mean any building, structure or other improvement located in the Project.

(t)           “Insurance Requirement” or “Insurance Requirements” shall mean, as the case may be, anyone or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy, and whenever Tenant shall be engaged in making any Alteration or Alterations, repairs or construction work of any kind (collectively, “Work”), the term “Insurance Requirement” or “Insurance Requirements” shall be deemed to include a requirement that Tenant obtain or cause its contractor to obtain completed value builder’s risk insurance and that Tenant or its contractor shall obtain worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

(u)           “Law” shall mean any constitution, statute or rule of law.

(v)           “Lease” shall mean this Lease, as it may be supplemented and amended.

(w)           “Leased Premises” shall have the meaning set forth in Paragraph 2.

(x)           “Legal Requirement” or “Legal Requirements” shall mean, as the case may be, anyone or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on Tenant, Landlord or the Project) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant, to Landlord or to any of the Project, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Project, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act”) or results in interference with the use or enjoyment of any of the Project or (ii) requires Tenant to carry insurance other than as required by the provisions of this Lease.

(y)           “Lender” shall mean the entity identified to Tenant as such in writing, which makes a Loan to Landlord, secured in whole or in part by a Mortgage and evidenced by a Note or which is the holder of a Mortgage and Note as a result of an assignment thereof, and when a Mortgage secures multiple Notes held by one or more noteholders, the trustee acting on behalf of such holders, provided such trustee has been identified as such in writing to Tenant.

(z)           “Loan” shall mean a loan made by a Lender to Landlord secured in whole or in part by a Mortgage and evidenced by a Note or Notes.

(aa)           “Losses” shall have the meaning given to such term in Paragraph 35(a).

(bb)           “Mortgage” shall mean a first priority mortgage or similar security instrument hereafter executed covering the Leased Premises from Landlord to Lender.

(cc)           “Notice” or “Notices” shall have the meaning given to such term in Paragraph 22.

(dd)           “Net Award” shall mean, subject to Paragraph 12(a), the entire award payable to Landlord by reason of a Condemnation, less any actual and reasonable expenses incurred by Landlord in collecting such award.

(ee)           “Net Proceeds” shall mean the entire proceeds of any property casualty insurance required under Paragraph 13(a), less any actual and reasonable expenses incurred by Landlord or Tenant in collecting such proceeds.

(ff)           “Non-Disturbance Agreement” shall mean the Subordination, Non Disturbance and Attornment Agreement, dated on or before the Commencement Date, among Landlord, Tenant and Lender, in a commercially reasonable form acceptable to Lender and Landlord, as the same may be amended or supplemented from time to time.

(gg)           “Note” or “Notes” shall mean a promissory note or notes hereafter executed from Landlord to Lender, which Note or Notes will be secured in whole or in part by a Mortgage and an assignment of leases and rents.

(hh)           “Original Landlord” shall have the meaning given to such term in the Recitals.

(ii)           “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date of the full execution of this Lease, as more fully listed on Exhibit C attached hereto.

(jj)           “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (including a business trust), non-incorporated organization or government or any agency or political subdivision thereof or any other entity.

(kk)           “Prime Rate” shall mean the rate of interest in the money rates section of the Wall Street Journal or its successor, from time to time.

(ll)           “Project” shall mean the Project as defined in the Declaration.

(mm)           “Remedial Work” shall have the meaning given to such term in Paragraph 27(c).

(nn)           “Rent Commencement Date” shall have the meaning given to such term in Paragraph 4(a).

(oo)           “Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

(pp)           “Restoration” shall mean the restoration of the Leased Premises after any Taking or damage by casualty as nearly as possible to their value, condition and character existing immediately prior to such Taking or damage and shall include the demolition, planning, and permitting periods required to complete such restoration.

(qq)           “Security Deposit” shall have the meaning given to such term in Paragraph 4(d).

(rr)           “State” shall mean the State of Texas.

(ss)           “Taking” shall mean any taking of any of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings.

(tt)           “Taxes” shall mean taxes of every kind and nature pertaining to the Leased Premises (including real, ad valorem and personal property, income, franchise, withholding, profits and gross receipts taxes), all charges and/or taxes for any easement or agreement maintained for the benefit of any of the Leased Premises, all general and special assessments, levies, permits, inspection and license fees, all utility charges, all ground rents, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any gross income tax, sales tax, use tax, occupancy tax, margin tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent.

(uu)           “Term” shall mean the initial term of this Lease, as extended pursuant to any renewal that has become effective.

(vv)           “Termination Date” shall mean the Termination Date as defined in Paragraph 12(b).

(ww)           “Unit 2” shall mean Unit 2 of 610 Coit, A Condominium.  Unit 2, together with the undivided fifty percent (50%) interest in the Common Elements allocated to Unit 2 pursuant to the Declaration, are the Leased Premises.

2.           DEMISE OF PREMISES.  Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord for the Term, and upon the provisions hereinafter specified, Suite 170, Unit 2 of the 610 Coit, A Condominium.  Unit 2 is more particularly described on Exhibit A attached hereto and made a part hereof, together with an undivided fifty percent (50%) interest in the Common Elements (collectively, the “Leased Premises”).  Suite 170 of Unit 2 is depicted on Exhibit A-1 attached hereto.  Tenant acknowledges that the Project is organized under a condominium regime established by the Declaration and the regulations and by-laws that may be adopted pursuant thereto (collectively, and as may be amended hereafter, the “CC&Rs”), and that Tenant has read and is familiar with the terms and conditions thereof.  Tenant further acknowledges and agrees that the Lease shall be subject to the CC&Rs.  Tenant agrees that it shall not by act or, to the extent of Tenant’s obligations under this Lease, omission violate, or cause Landlord to be in violation of, the provisions of the CC&Rs.  Tenant acknowledges that the Common Elements available to Unit 2 will be shared on an undivided basis with (i) the tenant of Suite 120, Unit 2, and (ii) the owner or tenants of Unit 1.

3.           TERM.

(a)           Tenant shall have and hold the Leased Premises for an initial term commencing on the Effective Date (the “Commencement Date”) and ending on the last day of the month which is five (5) years after the Commencement Date (the “Expiration Date”); provided, however, if the Commencement Date is not the first day of a calendar month, then the Expiration Date will be five (5) years after the first (1st) full calendar month following the Commencement Date.

(b)           Provided that no Event of Default, assignment or sublease has occurred under any term or provision contained in this Lease and no condition exists which with the passage of time or the giving of notice or both would constitute an Event of Default pursuant to this Lease, Tenant (but not any assignee or sublessee) shall have the right and option (the “Renewal Option”) to renew this Lease, by written notice delivered to Landlord no later than one hundred eighty (180) days prior to the expiration of the initial Term or Renewal Term, as applicable, for up to two (2) additional terms (each a “Renewal Term”) of five (5) years each, under the same terms, conditions and covenants contained in this Lease, except that (i) no abatements or other concessions, if any, applicable to the initial Term shall apply to each Renewal Term; (ii) the Base Rent shall be equal to the then current market rate for comparable leases in the area of the Project as determined by Landlord, taking into account concessions, allowances and other inducements common in the market at that time for comparable tenants entering into new leases for new (i.e., not renewal) space in comparable buildings; and (iii) all leasehold improvements within the Leased Premises shall be provided in their then existing condition (on an “As Is” basis) at the time the Renewal Term commences.  In the event that Tenant fails to timely renew the Term as hereinabove provided, then Landlord shall have the right in addition to any rights granted in Paragraph 28, during the remainder of the Term then in effect to (x) advertise the availability of the Leased Premises for sale or for reletting, and (y) show the Leased Premises to prospective purchasers, lenders or tenants upon not less than twenty-four (24) hours prior verbal notice to Tenant at a time to be selected by Tenant.  All showings of the Leased Premises shall be in full compliance with Paragraph 28 of this Lease and no showing shall interfere with Tenant’s operations.  If Tenant fails to timely renew the Term as hereinabove provided, then all options with regard to renewals of the Term shall expire and be null and void.

Failure by Tenant to notify Landlord in writing of Tenant’s election to exercise the Renewal Option herein granted within the time limits set forth for such exercise shall constitute a waiver of such Renewal Option.  In the event Tenant elects to exercise the Renewal Option as set forth above, Landlord shall, within thirty (30) days thereafter, notify Tenant in writing of the proposed rental for the Renewal Term (the “Proposed Renewal Rental”).  Tenant shall within thirty (30) days following delivery of the Proposed Renewal Rental by Landlord notify Landlord in writing of the acceptance or rejection of the Proposed Renewal Rental.  If Tenant accepts Landlord’s proposal, then the Proposed Renewal Rental shall be the rental rate in effect during the applicable Renewal Term.

Failure of Tenant to respond in writing during the aforementioned thirty (30) day period shall be deemed an acceptance by Tenant of the Proposed Renewal Rental.  Should Tenant reject Landlord’s Proposed Renewal Rental during such thirty (30) day period, then Landlord and Tenant shall negotiate during the thirty (30) day period commencing upon Tenant’s rejection of Landlord’s Proposed Renewal Rental to determine the rental for the Renewal Term.  In the event Landlord and Tenant are unable to agree to a rental for the Renewal Term during said thirty (30) day period, then the Renewal Option shall terminate and be null and void and this Lease shall, pursuant to its terms and provisions, terminate at the end of the original Lease Term.

Upon exercise of the Renewal Option by Tenant and subject to the conditions set forth hereinabove, this Lease shall be extended for the period of such Renewal Term without the necessity of the execution of any further instrument or document, although if requested by either party, Landlord and Tenant shall enter into a written agreement modifying and supplementing this Lease in accordance with the provisions hereof.  Any termination of this Lease during the initial Lease Term shall terminate all renewal rights hereunder.  The renewal rights of Tenant hereunder shall not be severable from this Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of this Lease.  Landlord’s consent to any assignment of this Lease shall not be construed as allowing an assignment of such rights to any assignee.

4.           RENT; SECURITY DEPOSIT; UTILITIES.

(a)           Tenant shall pay to Landlord or Lender, if directed by Landlord, as monthly rent for the Leased Premises during the Term (“Basic Rent”), the sums set forth on Exhibit B, which rent shall be paid in advance commencing on the Commencement Date (the

“Rent Commencement Date”) and continuing on the same day of each month thereafter during the Term (the said days being called the “Basic Rent Payment Dates”), and shall pay the same at Landlord’s address set forth below, or at such other place as Landlord from time to time may designate to Tenant in writing, in funds which at the time of such payment shall be legal tender for the payment of public or private debts in the United States of America.  Prorata Basic Rent for the period from the Rent Commencement Date to the first day of the month next following the Rent Commencement Date shall be paid in advance on the Rent Commencement Date, except that if the Rent Commencement Date shall occur on the first (1st) day of a calendar month, the full monthly installment of Basic Rent shall be paid on the Rent Commencement Date.

(b)           In addition to Basic Rent, Tenant shall pay, as Additional Rent, directly all charges for utilities and services used or consumed in the Leased Premises.  Landlord shall have no obligation to provide utilities to the Leased Premises.  Tenant acknowledges that, pursuant to the Declaration, the Association directly pays all charges for utilities or services used or consumed in the Common Elements of the Project.  Tenant shall pay its pro rata share of such common expenses of the Project including, but not limited to, Association dues and property management fees as and when due.  Tenant shall also be responsible for and shall contract with a janitorial service of its choosing to service the Leased Premises at least two (2) times per week.

(c)           In addition to Basic Rent, Tenant shall pay to Landlord, as Additional Rent, all condominium assessments, dues, fees and charges levied against or attributable to Landlord's pro-rata share of the Project as well as Landlord's pro-rata share of fees in connection with ownership, management, operation and administration of the Leased Premises and the Project.

(d)           If any installment of Basic Rent is not paid on the date due, Tenant shall pay Landlord interest on such overdue payment at the Default Rate, accruing from the due date of such payment until the same is paid.  If any installment of Basic Rent is not paid for a period of three (3) days after notice of default thereof by Landlord or Lender, Tenant shall pay Landlord a late charge in the following amounts: (i) for the first (1st) two (2) overdue payments during any twelve (12) month period a late charge equal to the lesser of five percent (5%) of the unpaid installment of Basic Rent or the highest late charge permitted by Legal Requirements and (ii) for subsequent overdue payments during such twelve (12) month period a late charge equal to the lesser of ten percent (10%) of the unpaid installment of Basic Rent or the highest late charge permitted by Legal Requirements.

(e)           Tenant shall pay and discharge before the imposition of any fine, lien, interest or penalty may be added thereto for late payment thereof, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof.  In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord and Lender shall have all rights, powers and remedies provided herein, by law or otherwise, in the event of nonpayment of Basic Rent.  Any Additional Rent payable to Landlord shall be paid to the party to whom Basic Rent is paid.

(f)           On the Commencement Date, Tenant shall deliver to Landlord in immediately available funds a Security Deposit in an amount equal to Ten Thousand and 00/100 Dollars ($10,000.00), that will be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that such deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant.  Landlord may, from time to time, without prejudice to any other remedy, use such deposit to the extent necessary to make good any arrearages of Basic Rent, Additional Rent or other amounts due hereunder and any other damage, injury, expense or liability caused to Landlord by such event of default.  Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.  If Tenant is not then in default hereunder, any remaining balance of such deposit shall be returned by Landlord to Tenant within sixty (60) days after the expiration of this Lease.  If Landlord transfers its interest in the Leased Premises during the Lease Term, Landlord will assign the Security Deposit to the transferee and, thereafter, shall have no further liability for the return of such Security Deposit.

(g)           Notwithstanding anything to the contrary contained herein, the Security Deposit shall be refunded to Tenant sixty (60) months following the Commencement Date, provided no event of default by Tenant has occurred prior.

(h)           Notwithstanding anything to the contrary contained herein, Tenant shall pay to Landlord the first month’s Basic Rent and Additional Rent, upon execution of this Lease.

5.           NET LEASE; TRUE LEASE.

(a)           It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that Basic Rent and Additional Rent shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  This is a net lease and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein.  This Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term (except as otherwise expressly provided herein).  Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord; (ii) the exercise of any remedy, including foreclosure, under the Mortgage; (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise; (iv) the Taking of the Leased Premises or any portion thereof (except as specifically provided in Paragraph 12(b) below); (v) the prohibition or restriction of Tenant’s use of the Leased Premises under any Legal Requirement or otherwise which is directly caused by or is the result of the actions of Tenant; (vi) the destruction of the Project or any portion thereof; or (vii) default by Landlord hereunder or under any other agreement between Landlord and Tenant (except as specifically provided in this Lease).  Tenant waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law to quit, terminate or surrender this Lease or any of the Leased Premises; to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent, Additional Rent or any other sums payable under this Lease, and for any statutory lien or offset right against Landlord or its property, each except as otherwise expressly provided herein.

(b)           Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement.  Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

(c)           Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, oil, electricity, telephone and other utilities or services used or consumed in the Leased Premises for meters that solely serve the Leased Premises during the Term, whether designated as a charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due.  It is understood and agreed that Tenant shall make its own arrangements for the provision of all such utilities and that Landlord shall be under no obligation to provide any utilities to the Leased Premises.

6.           TITLE AND CONDITION.

(a)           The Leased Premises are demised and let subject to the Permitted Encumbrances and all Legal Requirements and Insurance Requirements, including any existing violation of any thereof, it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

(b)           Landlord makes no, and expressly hereby denies any, representation or warranty regarding the suitability of the Leased Premises for any commercial purpose.  Tenant agrees that it takes the Leased Premises “as is,” without any such representation or warranty.  Notwithstanding the foregoing to the contrary, Landlord represents, warrants and covenants to Tenant that:

(i)           Landlord has complete and full authority to execute this Lease.

(ii)           Landlord has received no notice of, nor has any current, actual knowledge of any pending or threatened taking or condemnation of the Leased Premises or any portion thereof.

(iii)           Landlord has not received notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Leased Premises or with respect to the use, occupancy or construction thereon.

7.           TAXES; LEGAL REQUIREMENTS.

(a)           Tenant shall, subject to the provisions of Paragraph 18 hereof relating to contests, before interest or penalties are due thereon, pay and discharge all Taxes for the Leased Premises relating to the Term of this Lease.  Landlord shall promptly deliver to Tenant any bill or invoice it receives with respect to any Tax for the Leased Premises.  Landlord, at Landlord's sole and exclusive option, may require Tenant to make monthly or quarterly escrow tax payments to Landlord as Additional Rent by providing Tenant with thirty (30) days prior written notice.   Nothing herein shall obligate Tenant to pay, and the term “Taxes” shall exclude, federal, state or local (i) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income; or (ii) any estate, inheritance, succession, gift, capital levy or similar taxes, unless the taxes referred to in clauses (i) and (ii) above are in lieu of or a substitute for any other tax or assessment upon or with respect to any of the Leased Premises which, if such other tax or assessment were in effect at the commencement of the Term, would be payable by Tenant.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall be responsible for any State gross margin taxes levied on the rent paid by Tenant hereunder.  In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments (and all resulting interest thereon) which become due and payable in respect of the Term.  Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Taxes for the Leased Premises.  Tenant shall deliver to Landlord and/or Lender, within thirty (30) days of Landlord’s or Lender’s, as the case may be, request therefor, copies of all settlements and notices pertaining to the Taxes for the Leased Premises which may be issued by any governmental authority and within thirty (30) days after payment, receipts for payments of all Taxes made during each calendar year of the Term.

(b)           Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements as they relate to the Leased Premises, subject to the provisions of Paragraph 18 hereof.

8.           USE.

(a)           Tenant shall use the Leased Premises only for the operation of a pharmacy and other uses ancillary to such use, including, without limitation, medical and related office facilities.  In no event shall the Leased Premises be used for any purpose which shall violate any of the provisions of any recorded covenants, restrictions or agreements (including, without limitation, the Declaration) applicable to the Project.  Tenant agrees that with respect to any such presently recorded covenants, restrictions or agreements, Tenant shall observe and comply with the provisions thereof.

(b)           Tenant shall not permit any unlawful occupation, business or trade to be conducted on any of the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements.  Tenant shall not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any certificate of occupancy or equivalent certificate affecting any of the Leased Premises; (ii) make void or voidable any insurance which Tenant is required hereunder to maintain then in force with respect to any of the

Leased Premises; (iii) affect in any manner the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder; (iv) cause any injury or damage to any of the improvements unless pursuant to Alterations permitted under Paragraph 11 hereof, or constitute a public or private nuisance or waste.

(c)           Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants that neither it nor any party claiming by, through or under it, shall do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.  Subject to the limitations contained herein, Landlord may enter upon and examine any of the Leased Premises at reasonable times after reasonable notice and during business hours and exercise any rights and privileges granted to Landlord under the provisions of this Lease.  During an Event of Default or in an emergency, Landlord’s access to the Leased Premises shall not be restricted as provided in the immediately preceding sentence.

9.           MAINTENANCE AND REPAIR.

(a)           By Tenant.  Except for any Alterations that Tenant is permitted to make hereunder, Tenant shall at all times, including, but not limited to, any Requisition period, put, keep and maintain the Leased Premises in good repair and appearance, and shall, subject to the terms of this Paragraph 9, promptly make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with any of the Leased Premises in order to keep and maintain the Leased Premises in as good of repair and appearance as they were as of the Commencement Date, except for ordinary wear and tear.  Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way.  Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner.

(b)           By Landlord.  Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain or repair any of the Project in any way.

(c)           By Association.  Landlord and Tenant acknowledge that the Association shall at all times be responsible for the development, maintenance, repair, and replacement of the Common Elements pursuant to the Declaration.  Tenant shall, on a timely basis, pay for its equitable share of such costs for the Common Elements as set forth in this Paragraph 9(c).

(d)           If Tenant shall be in default under any of the provisions of this Paragraph 9, Landlord or Lender may, after thirty (30) days’ notice to Tenant and failure of Tenant to commence to cure during said period or to diligently prosecute such cure to completion once begun, but immediately upon notice in the event of an emergency (that is, imminent danger of injury to persons or property), do whatever is necessary to cure such default as may be reasonable under the circumstances for the account of and at the expense of Tenant.  In the event of an emergency, before Landlord or Lender may avail itself of its rights under this Paragraph 9(d), Landlord or Lender, as the case may be, shall send notice to Tenant of the situation by phone or other available communication.  All actual and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred by

Landlord or Lender, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord or Lender (as applicable) on demand.  Landlord and Tenant agree that, in the event of an emergency, expenditures which might otherwise be unreasonable (such as overtime) may nevertheless be reasonable under the circumstances.

(e)           Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of equipment or any other personal property of Tenant at any time, including upon expiration or earlier termination of this Lease.

10.           LIENS.  Except as may be permitted under Paragraph 16 and Paragraph 32, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any lien on any of the Leased Premises or the Common Elements, on the Basic Rent, Additional Rent or on any other sums payable by Tenant under this Lease, other than the Mortgage (and any assignment of leases, rents or profits collateral thereto), the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (except Tenant).

11.           ALTERATIONS.

(a)           Tenant will have the right to make such Alterations to the Leased Premises as may be necessary for the conduct of Tenant’s business, using such contractors selected by Tenant and reasonably approved by Landlord; provided, however, that, except as may be required in connection with Tenant’s responsibility to maintain the Leased Premises, Tenant will not make any exterior, structural, mechanical, plumbing or electrical Alterations without the written consent of Landlord, which consent will not be unreasonably withheld.  In the event that Tenant desires to make any exterior, structural, mechanical, plumbing or electrical Alterations after the Commencement Date, Tenant will so notify Landlord, and Tenant will submit to Landlord for approval plans and specifications for such work.  Failure of Landlord to object with specificity to the plans and specifications submitted within fifteen (15) business days after receipt will constitute Landlord’s approval of such plans and specifications, but only if Tenant’s request or approval contains language in bold, conspicuous type that failure by Landlord to timely respond shall result in a deemed consent.  All Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements, (i) all work done in connection with any such Alteration shall comply with all Insurance Requirements; (ii) subject to Paragraph 11(b) below, Tenant shall promptly pay all costs and expenses of any such Alteration, and shall discharge all liens filed against any of the Leased Premises or the Project arising out of the same; and (iii) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration.  Landlord will not unreasonably withhold its approval of any Alterations requested by Tenant.  Except as provided herein (particularly with respect to Tenant’s machinery, trade fixtures, furnishings, equipment and signs), such alterations made by Tenant will become part of the Leased Premises and will be returned to Landlord as part of the Leased Premises upon termination.  Tenant will also have the right to install, attach, affix or otherwise place in or upon the Leased Premises any and all machinery, trade fixtures, furnishings, equipment and exterior signs necessary or desirable for

Tenant’s proper use of the Leased Premises.  Notwithstanding anything to the contrary, Tenant will retain ownership and will have the right to remove any and all of Tenant’s machinery, trade fixtures, furnishings, equipment and exterior signs at any time including at the termination or expiration of this Lease, whether or not the same will be deemed to be affixed to the Leased Premises.  Tenant will repair any material damage to the Leased Premises caused by or resulting from the installation, use or removal of such machinery, trade fixtures, furnishings, equipment and exterior signs.  Upon completion of any Alterations, Tenant will provide as-built plans and specifications or record drawings to Landlord and Lender.  All costs and expenses of such Alterations of the Leased Premises will be the sole cost and expense of Tenant.

12.           CONDEMNATION.

(a)           Immediately upon obtaining knowledge of the institution of any proceeding for Condemnation, Tenant shall notify Landlord and Lender thereof.  Landlord and Lender immediately upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings at its own expense.  Subject to the provisions of this Paragraph 12 and the Declaration, Tenant hereby irrevocably assigns to Lender or to Landlord, in that order, any award or payment in respect of any Condemnation, except that Tenant does not assign to Lender or to Landlord any award or payment on account of Tenant’s tangible personal property, moving expenses and similar claims, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor.

(b)           If any portion of the Project, the loss of which even after restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant, as certified to Landlord in writing by the President or Member of Tenant, shall be the subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant shall have the right, exercisable within thirty (30) days after the Taking has occurred, to serve notice upon Landlord (“Tenant’s Termination Notice”) of its intention to terminate this Lease on any Basic Rent Payment Date specified in such notice, which date (the “Termination Date”) shall be no sooner than the first Basic Rent Payment Date occurring at least thirty (30) days after the date of Tenant’s Termination Notice and not later than the third Basic Rent Payment Date occurring after the date of Tenant’s Termination Notice.  In the event that Tenant shall serve Tenant’s Termination Notice upon Landlord, this Lease and the Term hereof shall terminate on the Termination Date.

(c)           In the event of any Condemnation of part of the Leased Premises which does not result in a Termination of this Lease, subject to the requirements of the Declaration, the Net Award of such Condemnation shall be retained by Landlord and, within thirty (30) days after such Condemnation, Landlord shall commence and diligently continue to perform the Restoration, but only to the extent the Net Award shall be sufficient to do so.  If Landlord determines that the Net Award is not sufficient to perform the Restoration, Landlord may, at its option, perform the Restoration using its own funds as necessary or, by notice to Tenant given to Tenant within thirty (30) days after such Condemnation, terminate this Lease.  In such event the entire award made in Condemnation proceeding shall be paid to Landlord.  The completion of the Restoration by Landlord shall be done in a good and workmanlike manner using quality materials which shall comply with all standards and requirements of all applicable federal, state and local government laws, ordinances, regulations and requirements.  Tenant shall have the right to monitor the Restoration process.

Following the effective date of the Taking, there shall be an abatement of Basic Rent, Additional Rent and all other charges due hereunder from Tenant which shall be equal to the percentage of total area of the building located on the Leased Premises after the Taking as relates to the total area of such building immediately prior to said Taking hereunder.

In the event of a Requisition of any of the Leased Premises, Landlord shall apply the Net Award of such Requisition, to the extent available, to the installments of Basic Rent, Additional Rent or other sums payable by Tenant hereunder thereafter payable.  During any period of Requisition, Basic Rent, Additional Rent, and any other charges due hereunder from Tenant will abate in proportion to the percentage of total area of the Leased Premises affected by such Requisition as relates to the total area of such Project immediately prior to said Requisition hereunder and such abatement shall expire upon the termination of such Requisition.

(d)           Except with respect to an award or payment to which Tenant is entitled pursuant to the foregoing provisions of this Paragraph 12, no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of Lender, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld or delayed provided such award or payment is applied in accordance with this Lease.

13.           INSURANCE.

(a)           By Tenant.  Tenant, as insured, shall maintain, naming Landlord as the additional insured, at its sole cost and expense the following insurance on the Leased Premises and any other insurance required by the Declaration:

(i)           Insurance for Tenant’s personal property, including trade fixtures, furnishings, operating equipment and the leasehold improvements for which it retains ownership, and to the extent all-risk property insurance is not provided by the Association, Tenant shall maintain all-risk property insurance on the Leased Premises, against loss or damage by fire and all other risks of direct physical loss, only excepting the customary exclusions that are contained in a standard “all risks” policy, for not less than one hundred percent (100%) of the replacement value thereof.

(ii)           Contractual and commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises (to include Common Elements reserved for the exclusive use of Tenant, if any), which insurance shall be written on a so-called “occurrence basis,” and shall provide minimum protection with a combined single limit in an amount not less than Two Million and No/100 Dollars ($2,000,000) (or in such increased limits from time to time to reflect declines from the date hereof in the purchasing power of the dollar as Landlord may reasonably request).

(iii)           Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about the Leased Premises.

(iv)           Tenant acknowledges that the Association shall maintain property casualty insurance covering the Common Elements in accordance with the Declaration.  Tenant shall pay timely the Leased Premises' share of such insurance as part of any condominium dues included as Additional Rent, and the Association shall also assess the owner of Unit 1 for such unit's share of the same.

(b)           The insurance required by Paragraph 13 shall be written by companies having a rating of at least AA from Standard & Poors.  All companies providing insurance required by Paragraph 13 shall be authorized to do an insurance business in the State or otherwise agreed to by Landlord and Lender.  The insurance policies shall be for a term of not less than one year, and shall (except for worker’s compensation insurance) name Landlord, Tenant and any Lender as additional insured parties, as their respective interests may appear.  If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void for any other reason or should the insurer’s rating decrease below AA from Standard & Poor as required above, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

(c)           Each insurance policy referred to above shall, to the extent applicable, contain standard non-contributory mortgagee clauses in favor of any Lender.  As evidence of the insurance specified in Paragraph 13(a)(i), required to be maintained by Tenant, Tenant shall deliver to Landlord a certificate of insurance.  As evidence of the insurance specified in Paragraphs 13(a)(ii) and (iii), required to be maintained by Tenant, Tenant shall deliver to Landlord a certificate of insurance.  Each policy required to be carried by Tenant shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord, or Tenant which might, absent such provision, resulting in a forfeiture of all or a part of such insurance payment; (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy; (iii) any foreclosure or other action or proceeding taken by any Lender pursuant to any provision of the Mortgage upon the happening of an event of default therein; or (iv) any change in title or ownership of any of the Leased Premises.

(d)           Tenant shall pay, at least fifteen (15) days before they become due, all premiums for the insurance required by this Paragraph 13(i)-(iii), shall renew or replace each policy and shall deliver to Landlord and Lender, the appropriate assurances for such renewals or replacements in accordance with the provisions of this Paragraph 13 at least fifteen (15) days before expiration of the then-effective coverage.  In the event of Tenant’s failure to maintain any of the insurance required by this Paragraph 13, Landlord or Lender shall be entitled to procure such insurance.  Any sums expended by Landlord or Lender in procuring such insurance shall be Additional Rent and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord or Lender until fully paid by Tenant immediately upon written demand therefor by Landlord or Lender, as the case may be.

(e)           Notwithstanding the provisions above, so long as Landlord is required by its Lender and pursuant to a Mortgage, Landlord will carry contractual and commercial general liability insurance in amounts and as required by such Lender.  In the event that any loan in favor of Lender is paid in full or such Lender no longer requires Landlord or carry contractual and commercial general liability insurance, Landlord agrees that it will continue to carry such coverage, provided, however, that the Association shall be responsible for payments of the premiums related thereto.

14.           DAMAGE; DESTRUCTION.

(a)           In the event of any casualty loss to the Leased Premises, Tenant shall give Landlord and Lender immediate notice thereof, and with the exception of repairs, reconstruction, and restoration that the Association may be obligated to perform under the Declaration, the provisions of Paragraph 14(b) below shall control.  In the event of any casualty loss to any other portion of the Project, the Association shall give Landlord and Lender immediate notice thereof, and the Association shall adjust and compromise any and all such claims and repair, reconstruct and restore the affected portions of the Project in accordance with the Declaration and all Legal Requirements.

(b)           In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent or any other sums payable by Tenant hereunder.  With the exception of repairs, reconstruction, and restoration that the Association may be obligated to perform under the Declaration:

(i)           In the event of damage to less than all or substantially all of the Leased Premises, the Tenant will forthwith repair, reconstruct and restore the Leased Premises at Tenant's sole cost and expense to substantially the same condition as existed prior to the event causing such damage and otherwise in accordance with all Insurance Requirements and Legal Requirements and the provisions of this Lease and will apply the net proceeds of any insurance relating to such damage received by the Tenant to the payment or reimbursement of the costs of such repair, reconstruction and restoration.

(ii)           In the event all or substantially all of the Leased Premises shall be damaged or destroyed by fire or other casualty that, in Landlord's reasonable opinion, cannot be repaired within six (6) months after the occurrence of such damage, Landlord shall, within ninety (90) days after such damage or destruction, elect one of the following two options by written notice of such election to Tenant:

(x)           The Landlord may elect to require the Tenant to repair, reconstruct and restore the Leased Premises, provided that the Tenant shall not be required to expend any funds for such purpose in excess of the proceeds of any insurance policies covering the casualty which occasioned the loss unless Tenant has failed to maintain insurance in the amounts required under Paragraph 13, in which event Tenant shall add to such proceeds an amount equal to the amount by which the insurance required under Paragraph 13 exceeds the amount of the insurance actually maintained.  In the event Landlord elects this option, Tenant shall immediately proceed to repair, reconstruct and restore the Leased Premises to substantially the same condition as existed prior to the damage or destruction and otherwise in accordance with all Insurance Requirements and Legal

Requirements, and Landlord shall cause any net proceeds of insurance relating to such damage or destruction to be released from time to time to the Tenant upon receipt of the written request of the Tenant, specifying the expenditures made or to be made or the indebtedness incurred in connection with such repair, reconstruction and restoration and stating that such net proceeds, together with any other monies legally available for such purpose, will be sufficient to complete such repair, reconstruction and restoration.

(y)           The Landlord may elect to terminate this Lease and retain all insurance proceeds paid as a result of the casualty.

(c)           Notwithstanding anything to the contrary contained herein, if a casualty occurs during the last one (1) year of the Term of this Lease and the cost of restoration of the Leased Premises would be more than fifty percent (50%) of the replacement value of the Leased Premises, as certified by a registered architect, Tenant shall have the right to terminate this Lease by written notice to Landlord given within thirty (30) days after such occurrence.  If this Lease is terminated then all insurance proceeds attributable to the Leased Premises shall be paid to Landlord and Landlord alone shall have the right to settle any claim with the insurance carrier with respect thereto.

15.           RESTORATION.

Landlord and Tenant acknowledge that, in the event of damage to the Project, the Association shall promptly repair or replace the Project as nearly as possible to its value and condition and character immediately prior to such event and otherwise in accordance with the Declaration, all Insurance Requirements and Legal Requirements and the provisions of this Lease.

16.           SUBORDINATION TO FINANCING.

(a)           Subject to the execution and delivery of a Non-Disturbance Agreement by Lender in form and substance set forth in Paragraph 16(c) below, Tenant agrees that this Lease shall be subject and subordinate to the lien of any Mortgage.  So long as no Event of Default shall be outstanding, Tenant’s tenancy shall not be disturbed, nor shall this Lease be affected by any default under such Mortgage, and in the event of a foreclosure or other enforcement of any such Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale or pursuant to a deed in lieu thereof shall be bound to Tenant for the Term of this Lease and any extensions thereof, the rights of Tenant hereunder shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default by Tenant has occurred and is continuing.  So long as no Event of Default by Tenant has occurred and is continuing, Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by Legal Requirements.  Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force all insurance proceeds and condemnation awards shall be permitted to be used for restoration in accordance with the provisions of this Lease.

(b)           Notwithstanding the provisions of Paragraph 16(a), the holder of the Mortgage to which this Lease is subject and subordinate, as provided in said Paragraph 16(a), shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.

(c)           At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of Lender who has granted non-disturbance to Tenant pursuant to Paragraph 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease and for any renewal term, provided that such owner or Lender shall then be entitled to possession of the Leased Premises subject to the provisions of this Lease.  The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.

(d)           Each of Tenant and Landlord agrees that, if requested by the other, each shall, without charge, enter into (i) a Non-Disturbance Agreement reasonably requested by Lender, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of Paragraph 16(a); and (ii) an agreement with Lender whereby Tenant shall agree for the benefit of Lender that Tenant will not, without in each case the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed, (a) amend, modify, cancel or surrender the term of this Lease except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord so to do; or (b) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.  Notwithstanding anything to the contrary contained herein, Tenant agrees that the Non-Disturbance Agreement attached hereto as Exhibit D is a satisfactory Non-Disturbance Agreement.

(e)           At any time after Landlord has advised Tenant of the existence of a “Lender” hereunder, and before such Lender has confirmed to Tenant that the lien of its Mortgage has been released, Tenant shall not (and shall not be obligated, even upon the request of Landlord, to) execute any agreement or document purporting to subordinate this Lease to the lien of any mortgage or deed of trust other than the Mortgage held by Lender.

17.           ASSIGNMENT, SUBLEASING.

(a)           As long as Tenant is not in default under the terms and conditions of this Lease, Tenant shall have the right to sublet or assign all or part of the Leased Premises to an Affiliate of Tenant without Landlord’s consent.  Before such assignment or subletting to an Affiliate of Tenant shall be effective however, Tenant shall provide Landlord written notice of the name of such sublessor or assignee and a description of the relationship of such party to Tenant.  As long as Tenant is not in default under the terms and conditions of this Lease, Tenant shall have the right to sublet or assign all or part of the Leased Premises to any Party that is not an Affiliate of Tenant with Landlord's prior written consent, but said consent shall not be unreasonably withheld.  In all circumstances, Tenant shall furnish Landlord with a fully executed copy of such assignment or sublease, promptly after the same is executed.  No sublease under, or assignment of this Lease (or any rejection in bankruptcy or other default by any assignee or sublessee hereunder) shall relieve Tenant of its obligations hereunder, which shall continue as the obligations of a principal and not as the obligations of a surety or a guarantor.  Notwithstanding any merger, consolidation or sale (i) of the Tenant; (ii) of any parent, subsidiary or Affiliate of the Tenant; or (iii) of any or all of the assets of the Tenant or any parent, subsidiary or Affiliate of the Tenant, the Tenant (and any successor of the Tenant by such merger, sale or consolidation) shall continue to be obligated for all of the Tenant’s obligations hereunder without any abatement, diminution, set-off, reduction, rebate, termination, or decrease.  The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Lease; (ii) stipulation which extends the time within which an obligation under this Lease is to be performed; (iii) waiver of the performance of an obligation required under this Lease; or (iv) failure to enforce any of the obligations set forth in this Lease, unless in each case, the same has been consented to by Landlord and Lender.

(b)           Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease.  Tenant agrees that in the case of an assignment, Tenant shall, not less than ten (10) days prior to the execution and delivery of any such assignment as described in this Paragraph 17(b), give notice of such assignment to Landlord and Lender.  Tenant further agrees that in the case of such assignment, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord and Lender (i) a duplicate original of such assignment in recordable form; and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee shall agree to assume and agree to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment, and, in the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord and Lender a duplicate original of such sublease.

(c)           Upon the occurrence of an Event of Default under this Lease which has not been cured within the applicable period, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.

(d)           Any sublease shall provide that upon notice from Landlord and/or Lender of an Event of Default, all rent due under such sublease shall be paid as so directed.  In no event shall Landlord or Lender have the right to direct the payment of sublease rents to any party other than Tenant except in an aggregate amount equal to or less than the aggregate amounts due hereunder.

18.           PERMITTED CONTESTS.  Notwithstanding any provision of this Lease to the contrary, after prior written notice to Landlord and Lender, Tenant shall not be required to (i) pay any Taxes; (ii) comply with any Legal Requirement; or (iii) discharge or remove any lien, so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (v) the collection of, or other realization upon, the Taxes or lien so contested; (w) the sale, forfeiture or loss of any of the Leased Premises or Project, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of the same; (x) any interference with the use, occupancy, sale or financing of any of the Leased Premises; (y) any interference with the payment of any Basic Rent or any Additional Rent; and (z) the cancellation of any fire or other insurance policy.  In no event shall Tenant pursue any contest with respect to any Taxes, Legal Requirement, or lien referred to above in such manner that exposes Landlord, Tenant or Lender, to any criminal or civil liability, penalty or sanction.  Tenant shall provide Lender or Landlord in that order, as security for such contest, an amount of cash or bond equal to one hundred twenty-five percent (125%) of the amount being contested, or other security satisfactory in the reasonable opinion of Lender or Landlord in that order, in assuring the payment, compliance, discharge, removal or other action, including all costs, attorneys’ fees, interest and penalties, in the event that the contest is unsuccessful.  While any such proceedings are pending and the required security is held by Lender or Landlord, in that order, Lender or Landlord, as the case may be, shall not have the right to pay, remove or cause to be discharged the Taxes, Legal Requirement or lien thereby being contested unless Landlord or Lender reasonably believes that anyone or more of the conditions in subdivisions (v) through (z) shall not be prevented during the pendency of the contest.  Tenant further agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall, so long as all of the conditions of the first sentence of this Paragraph 18 are at all times complied with, have the right to attempt to settle or compromise such contest through negotiations.  Tenant shall pay any and all judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

19.           DEFAULT.  The occurrence of anyone or more of the following events shall constitute an Event of Default (herein so called) under this Lease:

(a)           Tenant’s failure to make any payment of Basic Rent when due and such default shall continue for a period of ten (10) days after written notice by Landlord or Lender to Tenant; provided, however, Landlord shall not be required to give written notice of default and opportunity to cure more than twice in any twelve (12) month period.

(b)           Tenant’s failure to make payment of Additional Rent or other sum herein required to be paid by Tenant and such default shall continue for a period of ten (10) days after written notice by Landlord or Lender to Tenant; provided, however, Landlord shall not be required to give written notice of default and opportunity to cure more than twice in any twelve (12) month period.

(c)           Tenant’s failure to duly perform and observe the provisions of Paragraph 23, and such default shall continue for a period of ten (10) days after written notice of Tenant’s non-compliance by Landlord or Lender to Tenant; provided, however, to be effective, any written notice of default sent under this Paragraph 19(c) must contain at the top of such notice, in all capital letters, notice to Tenant that the failure to deliver such estoppel within ten (10) days shall result in an Event of Default.

(d)           Tenant’s failure to duly perform and observe, or Tenant’s violation or breach of, any other material provision hereof if such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord or Lender, or if such failure cannot be cured within such period of thirty (30) days, such period shall be extended for such longer time as reasonably necessary provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such failure.  Tenant agrees that after receiving any such notice of default referred to above in this Paragraph 19(d), Tenant shall, upon request of Landlord or Lender, advise the requesting party of Tenant’s progress in curing such default.

(e)           Tenant shall (i) voluntarily be adjudicated a bankrupt or insolvent; or (ii) consent to the appointment of a receiver or trustee for itself or for any of the Leased Premises; (iii) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction; or (iv) make a general assignment for the benefit of creditors.

(f)           A court shall enter an order, judgment or decree appointing a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain in force, undischarged or unstayed, sixty (60) days after it is entered.

(g)           Tenant shall in any insolvency proceedings be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

(h)           The estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after such levy or attachment.

20.           LANDLORD’S REMEDIES.  After the occurrence of an Event of Default by Tenant, Landlord shall have the right to exercise the following remedies:

(a)           Landlord may, at its option, continue this Lease in full force and effect, without terminating Tenant’s right to possession of the Leased Premises, in which event Landlord shall have the right to collect Basic Rent, Additional Rent and all other charges when due.  In the alternative, Landlord shall have the right to peaceably re-enter the Leased Premises on the terms set forth in Paragraph 20(b) below, but without such re-entry being deemed a termination of the Lease or an acceptance by Landlord of a surrender thereof.  Landlord shall also have the right, at its option, from time to time, without terminating this Lease, to relet the Leased Premises, or any part thereof, with or without legal process, as the agent, and for the account, of Tenant upon such terms and conditions as Landlord may deem advisable (which terms may be materially different from the terms of this Lease), in which event the rents received on such reletting shall be applied (i) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid; and (ii) thereafter toward payment of all sums due or to become due Landlord hereunder.  If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise.  Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder.  Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth below.

(b)           Landlord may terminate this Lease by written notice to Tenant specifying a date therefor, which shall be no sooner than ten (10) days following notice to Tenant, and this Lease shall then terminate on the date so specified as if such date had been originally fixed as the expiration date of the Term.  In the event of such termination, Landlord shall be entitled to recover from Tenant the worth at the time of the award of all of the following:

(i)           Any obligation which has accrued prior to the date of termination, plus,

(ii)           The amount of unpaid Basic Rent and all other charges which would have accrued after termination until the time of award, plus

(iii)           The amount of unpaid rent for the balance of the Term (excluding any option periods or portions thereof not previously exercised) less any amount of rent calculated for the balance of the Term received by Landlord from any third party to whom the Leased Premises has been relet.

As used in this Paragraph 20(b) the term, “worth at the time of the award”, shall be computed by allowing simple interest at the Default Rate on the obligations referred to in clauses (i) and (ii) of this Paragraph 20(b), and employing a discount rate equal to seven percent (7%) on the obligations referred to in clause (iii) of this Paragraph 20(b), on the amount of the obligations payable on the date of such calculation.  In the event this Lease shall be terminated as provided above, by summary proceedings or otherwise, Landlord, its agents, servants or representatives may immediately or at any time thereafter peaceably re-enter and resume possession of the Leased Premises and remove all persons and property therefrom, by summary dispossession proceedings.

(c)           Landlord may recover from Tenant, and Tenant shall pay to Landlord upon demand, as Additional Rent, such reasonable and actual expenses as Landlord may incur in recovering possession of the Leased Premises, placing the same in good order and condition and repairing the same for reletting, and all other reasonable and actual expenses, commissions and charges incurred by Landlord in exercising any remedy provided herein or as a result of any Event of Default by Tenant hereunder (including without limitation attorneys’ fees).

Except as provided in Paragraph 9(b) or Paragraph 13(e), at any time upon prior notice to Tenant, Landlord and Lender shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (Landlord and Lender shall not, however, exercise any such rights unless the failure or neglect shall have ripened into an Event of Default), and in the event of the exercise of such right by Landlord or Lender, Tenant agrees to pay to Landlord or Lender forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys’ fees, together with interest thereon at the Default Rate.

Upon termination of Tenant’s right to possession of the Leased Premises due to an Event of Default, Landlord shall use reasonable efforts to relet the Leased Premises; provided, however, that Tenant agrees that Landlord has no obligation to (i) relet the Leased Premises; (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its reasonable discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (C) for a use (1) not consistent with the use provisions of this Lease; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Project; (3) which would impose a greater burden upon the Project’s parking, HVAC or other facilities; and/or (4) which would involve any use of hazardous materials; (ii) divide the Leased Premises, install new demising walls or otherwise reconfigure the Leased Premises to make same more marketable; (iii) pay any leasing or other commissions arising from such reletting, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof prorated for the balance of the Term of this Lease in advance; (iv) pay, and/or grant any allowance for, tenant finish or other costs associated with any new lease, unless same may be amortized over the applicable lease term, unless Tenant unconditionally deliver Landlord, in good and sufficient funds, the full amount thereof in advance; and/or (v) relet the Leased Premises, if to do so, Landlord would be required to alter other portions of the Project, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other Project operating systems.

(d)           The various rights and remedies reserved to Landlord herein are cumulative, the rights and remedies described in Paragraphs 20(a)-(c) shall survive termination of this Lease and Landlord may pursue any and all such rights and remedies and any other available to Landlord under applicable law or equity, whether at the same time or otherwise (to the extent not inconsistent with specific provisions of this Lease); provided, however, that no remedy of termination shall be available to Landlord except as expressly set forth in Paragraph 20(b) after the occurrence of an Event of Default.  Notwithstanding anything herein to the contrary, Landlord expressly waives its right to forcibly dispossess Tenant from the Leased Premises, whether peaceably or otherwise, without judicial process, such that Landlord shall not be entitled to any “commercial lockout “or any other provisions of applicable law which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.

21.           LANDLORD DEFAULT AND TENANT’S REMEDIES.

(a)           Default Defined.  Landlord shall be in default under this Lease if it fails to keep and perform any of the terms, covenants or conditions of this Lease to be kept and performed by Landlord and such failure continues for thirty (30) days after receipt of written notice from Tenant (provided that if such cure cannot be completed within such 30-day period, Landlord will not be in default as long as Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion).

(b)           Tenant’s Remedies.  If Landlord’s failure results in an immediate material adverse effect on Tenant’s operations within the Leased Premises or the Project, then Tenant may elect, following notice to Landlord, to pay such sum or perform such covenant or condition and offset against the next installment(s) of Basic Rent and Additional Rent becoming due the reasonable amount of such payment or the cost of performing such covenant or condition.  Forbearance by Tenant to enforce any remedy upon any default by Landlord will not constitute a waiver of such default.  The failure of Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future.  The remedies set forth in this Paragraph 21 are in addition to and not in limitation of any other rights and remedies of Tenant contained in this Lease.

(c)           Notices to Landlord’s Mortgagee.  Tenant will give concurrent notice of any Landlord default to Landlord’s Lender (provided that Tenant has actually received written notice of such Lender and the address to which such notices are to be sent), and such Lender will have five (5) business days in addition to the periods given to Landlord in this Paragraph 21 to effect a cure before Tenant may exercise its right of offset hereunder.

22.           NOTICES.  All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively “Notice” or “Notices”) shall be in writing and shall be deemed to have been given for all purposes (i) three (3) days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below; or (ii) one (1) day after having been sent by Federal Express or other nationally recognized air courier service, to the addresses stated below:

(a)           If to Landlord, at the address set forth on page 1 of this Lease.

(b)           If to Tenant, at the address set forth on page 1 of this Lease.

If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and stating in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall serve one or more copies of such Notice upon Lender in the manner aforesaid and no Notice shall be effective unless and until Lender shall be sent a copy thereof.  For the purposes of this paragraph, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above.

23.           ESTOPPEL CERTIFICATES.  Landlord and Tenant shall, at any time and from time to time, upon not less than fifteen (15) days’ prior written request by the other (or, in the case of an estoppel certificate requested of either, upon not less than fifteen (15) days’ prior written request of Lender), execute, acknowledge and deliver to the other a statement in writing, executed by Landlord or Tenant by, if other than an individual, a President, Vice President or authorized general partner or member, principal officer or agent thereof certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications); (ii) the dates to which Basic Rent payable hereunder has been paid; (iii) that to the knowledge of the party executing such certificate, no default by either Landlord or Tenant exists hereunder or specifying each such default of which such party may have knowledge; (iv) the remaining Term hereof; (v) with respect to a certificate signed by Tenant, that to the knowledge of the party executing such certificate, there are no proceeding spending or threatened against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if any such proceedings are pending or threatened to said party’s knowledge, specifying and describing the same; (vi) with respect to a certificate signed by Tenant, that no rent has been paid under the Lease for more than one (1) month in advance; and (vii) with respect to a certificate signed by Tenant, that to Tenant’s knowledge Tenant is in full compliance with all Federal, State and local laws, ordinances, rules and regulations affecting its use of the Leased Premises, including but not limited to the handling, storage and disposal of hazardous and/or toxic materials used or generated as a result of its business conducted on or about the Leased Premises.  It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective mortgagee, purchaser, assignee or subtenant of the Leased Premises.

24.           SURRENDER AND HOLDING OVER.  Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord in the same condition in which the Leased Premises were originally received from Landlord at the commencement of this Lease, except as to any repair or Alteration as permitted or required by any provision of this Lease, and except for ordinary wear and tear and damage by fire, casualty or condemnation but only to the extent Tenant is not required to repair the same hereunder.  Tenant may remove at Tenant’s sole cost and expense from the Leased Premises on or prior to such expiration or earlier termination Tenant’s personal property which are owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal.  Tenant’s personal property not so removed at the end of the Term or within fifteen (15) days after the earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises.  Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.  Upon such expiration or earlier termination, no party shall have any further rights or obligations hereunder except as specifically provided herein.

Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, upon the same terms and conditions as contained in this Lease, at the following Basic Rent:  (i) during the first (1st) sixty (60) days after such expiration or termination, at one hundred twenty-five percent (125%) of the Basic Rent reserved herein; and (ii) thereafter, at one hundred fifty percent (150%) of the Basic Rent reserved herein.  Notwithstanding the foregoing, any holding over without Landlord’s consent shall entitle Landlord, in addition to collecting Basic Rent at a rate as set forth in the preceding sentence, to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 20.

25.           NO MERGER OF TITLE.  There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate; and (ii) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership.  No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (x) this Lease or the leasehold estate created by this Lease and (y) the fee estate in or ownership of the Leased Premises including, without limitation, Lender’s interest therein, or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

26.           LANDLORD AND LENDER EXCULPATION.  Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in Leased Premises and shall not be enforced against the Landlord individually or personally.  Tenant agrees that any assignment by Landlord to Lender of Landlord’s interest in this Lease, or the rent payable hereunder, whether absolute or conditional in nature or otherwise, whether such assignment is made to the Lender solely as additional collateral related to a mortgage or otherwise, and the acceptance thereof by Lender shall never be treated as an assumption by Lender of any obligations of Landlord hereunder unless Lender shall, by notice sent to Tenant, specifically elect, and that Lender shall be treated as having assumed Landlord’s obligations hereunder only upon purchase of the Leased Premises pursuant to foreclosure of the Mortgage or by deed in lieu thereof, or other conveyance and then only subject to the limitations set forth in the first sentence hereof.

27.           HAZARDOUS SUBSTANCES; MEDICAL WASTES.

(a)           For the purposes hereof, the term “Hazardous Materials” shall include, without limitation, any material, waste or substance which is (i) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in or pursuant to any Laws, or subject to regulation under any Law; (ii) listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. Section 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (iii) explosive, radioactive, asbestos, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil.  The term “Environmental Laws” shall include all Laws pertaining to health, industrial hygiene, Hazardous Materials or the environmental, including, but not limited to each of the following, as enacted as of the date hereof or as hereafter amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §96021 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C.

 §1251 et seq.; the Clean Air act, 42 U.S.C. §7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.

(b)           Tenant covenants that, from the Commencement Date through the end of the Term and during any other period when Tenant is occupying the Leased Premises, it (i) will comply, and will cause the Leased Premises and the Project (excluding Unit 1) to comply, with all Environmental Laws applicable to the Leased Premises and the Project (excluding Unit 1); (ii) will not use, and shall prohibit the use of the Leased Premises for regulated activities or for the storage, handling or disposal of Hazardous Materials; (iii) (A) except for any underground storage tanks or surface impoundments existing on the Leased Premises or the Project as of the Commencement Date of this Lease, will not install or permit the installation on the Leased Premises of any underground storage tanks or surface impoundments and shall not permit there to exist any petroleum contamination in violation of applicable Environmental Laws originating on the Leased Premises and the Project (excluding Unit 1); and (B) with respect to any petroleum contamination on the Leased Premises which originates from a source off the Project, Tenant shall promptly notify Landlord of such contamination; (iv) shall cause any Alterations of the Leased Premises and/or the Project (excluding Unit 1) to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Leased Premises and/or the Project (excluding Unit 1) to Hazardous Materials and, in connection with any such Alteration, shall remove any Hazardous Materials present upon the Leased Premises and/or the Project (excluding Unit 1) which are not in compliance with applicable Environmental Laws or which present a danger to persons working on or visiting the Leased Premises and/or the Project (excluding Unit 1); and (v) shall not install in the Leased Premises and/or the Project (excluding Unit 1) or permit to be installed in the Leased Premises and/or the Project (excluding Unit 1) asbestos or any asbestos-containing materials in any form that is or could be friable.  Additionally, Landlord agrees that Tenant may use household and commercial cleaners and chemicals to maintain the Leased Premises and/or the Project (excluding Unit 1), provided that such use is in compliance with all Environmental Laws.  Landlord and Tenant acknowledge that any or all of the cleaners and chemicals described in this Paragraph 27 may constitute Hazardous Materials.  However, Tenant may use, store and dispose of same as herein set forth, provided, that in doing so Tenant complies with all Laws.  For the purposes of subdivisions (c) through (e) of this Paragraph 27, the term “Hazardous Materials” shall exclude the Hazardous Materials permitted in this Paragraph 27.

(c)           If, at any time during the Term, Hazardous Materials shall be found in or on the Leased Premises and/or the Project (excluding Unit 1) that (i) have not been caused by the acts of Landlord or its directors, partners, officers, subsidiaries, affiliates, employees or agents; and (ii) were not present in the Leased Premises and/or the Project (excluding Unit 1) on the Commencement Date, then in the event the presence of such Hazardous Materials resulted from the act or omission of Tenant, Tenant shall (at Tenant’s sole expense) promptly commence and diligently prosecute to completion all investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, “Remedial Work”) to the extent required by Environmental Laws, and in compliance with Environmental Laws, and at Tenant’s sole cost; provided, that Landlord shall not be required to accept any institutional control (such as a deed restriction) that restricts the permitted use of the Leased Premises and/or Project or any real property as a condition to any remedial plan approved by any governmental agency in connection with such Remedial Work.

(d)           To the extent that Tenant has reasonable knowledge thereof, Tenant shall promptly provide notice in writing to Landlord and Lender of any of the following matters:

(i)           any proceeding or investigation commenced or threatened by any governmental authority with respect to the release, threatened release or presence of any Hazardous Material affecting the Leased Premises and/or Project or other potential environmental problem or liability in, under, from or migrating towards the Leased Premises and/or Project;

(ii)           any lien, action or notice affecting the Leased Premises and/or Project or Tenant resulting from any violation or alleged violation of Environmental Laws or any proceeding or investigation commenced or threatened by any governmental authority against Tenant with respect to the presence, suspected presence, release or threatened release of Hazardous Materials on the Leased Premises;

(iii)           all written notices of any pending or threatened investigation or claims made or any lawsuit or other legal action or proceeding brought by any person against (A) Tenant or the Leased Premises and/or Project; or (B) any other party occupying the Leased Premises and/or Projector any portion thereof, in any such case relating to any loss or injury allegedly resulting from any Hazardous Material or relating to any violation or alleged violation of Environmental Laws;

(iv)           the discovery of any occurrence, condition or state of facts with respect to the Leased Premises and/or Project or written notice received by Tenant of any occurrence or condition on any real property adjoining or in the vicinity of the Leased Premises, which reasonably could be expected to lead to the Leased Premises or any portion thereof being in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws or which might subject Landlord or Lender to any Environmental Claim.  “Environmental Claim” means any claim, action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials at the Leased Premises and/or Project; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and

(v)           the commencement and completion of any Remedial Work for which Tenant is responsible under the terms of this Lease.

(e)           Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, fines, judgments, penalties, costs, expenses, liabilities, or losses relating to any violation by Tenant or its directors, partners, officers, subsidiaries, affiliates, employees or agents of any Environmental Laws or of this Paragraph 27 (including all reasonable sums paid for settlement of claims, attorneys’ fees, consultant fees, and expert fees) incurred by or asserted against Landlord arising during or after the term of this Lease as a result thereof.  This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal, testing, or restoration mandated or conducted by or on behalf of any federal, state, or local agency or political subdivision.

(f)           Upon Landlord’s or Lender’s request, at any time as Landlord or Lender has reasonable grounds to believe that Hazardous Materials (except to the extent those substances are permitted to be used by Tenant under Paragraph 27(b) in the ordinary course of its business and in compliance with all Environmental Laws) are or have been released, stored or disposed of or on or around the Leased Premises or Project (excluding Unit 1) or that the Leased Premises or Project (excluding Unit 1) may be in violation of the Environmental Laws, Tenant shall provide, at Tenant’s sole cost and expense, an inspection or audit of the Leased Premises or Project (excluding Unit 1) prepared by a hydro geologist or environmental engineer or other appropriate consultant approved by Landlord and Lender indicating the presence or absence of the reasonably suspected Hazardous Materials on the Leased Premises or Project (excluding Unit 1) or an inspection or audit of the Leased Premises or Project (excluding Unit 1) prepared by an engineering or consulting firm approved by Landlord and Lender.  If Tenant fails to provide such inspection or audit within sixty (60) days after such request, Landlord may order the same, and Tenant hereby grants to Landlord and Lender and their respective employees and agents access to the Leased Premises or Project (excluding Unit 1) upon reasonable notice and a license to undertake such inspection or audit.  The cost of such inspection or audit, together with interest thereon at the Default Rate from the date incurred by Landlord until actually paid by Tenant, shall be immediately paid by Tenant on demand.  Notwithstanding the foregoing to the contrary, if the inspection or audit of the Leased Premises or Project (excluding Unit 1) indicates that there is not the presence of Hazardous Materials on the Leased Premises or Project (excluding Unit 1), then Landlord shall promptly reimburse Tenant for the cost of such inspection or audit.

(g)           Where recommended by the environmental reports delivered to Landlord in connection with this Paragraph 27 and provided that Landlord is not responsible for the presence of the Hazardous Materials on the Leased Premises or Project, Tenant shall establish and comply with an operations and maintenance program relative to the Leased Premises or Project (excluding Unit 1), in form and substance acceptable to Landlord and Lender, prepared by an environmental consultant reasonably acceptable to Landlord and Lender.  Without limiting the generality of the preceding sentence, Landlord may require (i) periodic notices or reports to Landlord and Lender in form, substance and at such intervals as Landlord may reasonably specify to address matters raised in the environmental reports and/or a “Phase I” or “Phase II” assessment; (ii) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters; (iii) at Tenant’s sole cost and expense; supplemental examination of the Leased Premises or Project (excluding Unit 1) by consultants reasonably acceptable to Landlord, Lender and the residual value insurer, if any, to address matters raised in the environmental reports delivered to Landlord in connection with this Paragraph 27;, (iv) access to the Leased Premises or Project (excluding Unit 1) upon reasonable notice, by Landlord or Lender, and their respective agents or servicer, to review and assess the environmental condition of the Leased Premises and Project (excluding Unit 1) and Tenant’s compliance with any operations and maintenance program; and (v) variation of the operation and maintenance program in response to the reports provided by any such consultants.

(h)           Landlord will release, indemnify, defend and hold Tenant harmless from and against any and all claims, orders, demands, causes of action, proceedings, judgments, suits, damages, liabilities, losses, costs or expenses (including, without limitation, technical consultant fees, expert witness fees, reasonable attorneys’ fees, court costs and expenses paid to third parties) arising out of the presence of any Hazardous Materials at, on or in the Project solely as a result of any act or omission of Landlord, its directors, partners, officers, subsidiaries, affiliates, employees or agents.

(i)           It is understood and acknowledged by both Tenant and Landlord that in the ordinary course of Tenant’s business in the Leased Premises, certain quantities of medical wastes may be generated.  Prior to the Commencement Date, the following conditions must be satisfied by Tenant in connection with disposal of any such medical wastes:  (i) Tenant must obtain and provide evidence to Landlord of Tenant’s receipt of all required permits and other authority documents from all applicable governmental authorities (federal, state and local) with respect to such medical wastes; (ii) Tenant must enter into a contract with a bonded and fully authorized medical wastes disposal contractor, which contract shall (a) be reasonably approved by Landlord, (b) list all medical wastes and quantities thereof for disposal, (c) contain a provision for automatic assignment of Tenant’s rights under such contract to Landlord in the event of a Tenant default under this Lease, and (d) be terminable on thirty (30) days written notice; (iii) Tenant must provide Landlord with all permits, plans, documents and equipment associated with the Tenant’s handling of medical wastes in the Leased Premises, and access to the Leased Premises for inspections.  Tenant shall indemnify, protect, defend (with counsel reasonably approved by Landlord) and hold Landlord, the directors, officers, shareholders, employees and agents of Landlord, and Landlord’s mortgagee harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, costs, and liabilities, including reasonable attorneys’ fees incurred in enforcing this Lease, performance on Tenant’s behalf, or collecting any sums due hereunder (collectively, the “Costs”) that arise directly or indirectly from or in connection with the presence of medical wastes generated by Tenant or the result of Tenant’s occupancy of the Leased Premises, whether such medical wastes are in the Leased Premises or any other portion of the Project.  If Landlord incurs any Costs, Tenant shall pay to Landlord the amount thereof upon demand.  Without limiting the generality of the foregoing, there shall be included in Costs, all capital, operating, and maintenance costs incurred in connection with any investigation or monitoring of site conditions, any clean up, containment, remedial, removal or restoration work required or performed by any governmental authority.

(j)           The indemnity obligations and the rights and remedies of the Landlord and Tenant under this Paragraph 27 shall survive the termination of this Lease.

28.           ENTRY BY LANDLORD AND LENDER.  Subject to the limitations in Paragraph 49, Landlord, Lender and their authorized representatives shall have the right upon reasonable notice (which shall be not less than twenty-four (24) hours except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency) for (i) the purpose of inspecting the same or for the purpose of doing any work under Paragraph 9, and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord or Lender to make any such inspection or do any such work) provided further that if a default has occurred and is continuing, such inspections and work shall be at Tenant’s sole cost and expense; and (ii) the purpose of showing the Leased Premises or the Project to prospective purchasers and mortgagees and, at any time within twelve (12) months prior to the expiration of the term of this Lease for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.

29.           STATEMENTS.  Tenant shall submit to Landlord monthly financial statements for Tenant.    The obligations of Tenant named herein shall continue whether or not this Lease shall have been assigned.

30.           NO USURY.  The intention of the parties being to conform strictly to the usury laws now in force in the State, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

31.           BROKER.  Landlord and Tenant represent and warrant to each other that neither party negotiated with any broker in connection with this Lease and that this Lease was negotiated directly by Landlord and Tenant.  Each party hereby agrees to indemnify the other against all claims, damages, costs and expenses incurred by the indemnified party as a result of the breach of the foregoing representation or warranty by the indemnifying party.

32.           LANDLORD’S LIEN.  In consideration of the mutual benefits arising under this Lease, Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Leased Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein.  Landlord hereby agrees to subordinate such Landlord’s lien upon trade fixtures, equipment, and other personal property of Tenant in the Leased Premises and any lien or similar lien regardless of whether such lien is created or otherwise to third-party lenders and vendors.  Landlord agrees, at the request of Tenant, to execute commercially reasonable documentation to evidence such subordination for the benefit of any present or future holder of a security interest in or lessor of any of trade fixtures and/or other personal property of Tenant in the Leased Premises.

33.           NO WAIVER.  No delay or failure by either party to enforce its rights hereunder shall be construed as a waiver, modification or relinquishment thereof.

34.           SEPARABILITY.  If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

35.           INDEMNIFICATION.

(a)           Tenant agrees to defend, pay, protect, indemnify, save and hold harmless Landlord and Lender from and against any and all liabilities, losses, damages, penalties, costs,

expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature, arising from any of the Leased Premises or the use, non use, occupancy, condition, maintenance, repair, rebuilding, casualty or condemnation of any of or otherwise relating to, the Leased Premises, including, but not limited to, any injury to or death of any person or persons or any loss of or damage to any property, real or personal, in any manner arising there from connected therewith or occurring thereon (collectively, “Losses”).  In case any action or proceeding is brought against Landlord or Lender by reason of any such Losses, Tenant covenants upon notice from Landlord or Lender to defend Landlord and/or Lender in such action, with the expenses of such defense paid by Tenant, and Landlord or Lender will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.  Nothing contained herein will require Tenant to defend, indemnify or hold harmless Landlord, or its employees and agents, for losses or damages related to claims of bodily injury or death to any person or damage to property to the extent caused by the gross negligence or willful misconduct of Landlord, or its employees or agents.  The obligations of Tenant under this Paragraph 35(a) shall survive the expiration or earlier termination of this Lease.

(b)           Landlord will indemnify, defend, and hold Tenant, and its employees and agents, harmless from any and all loss or damage which Tenant may sustain by reason of claims brought against Tenant alleging bodily injury or death to any person or damage to property to the extent that such loss or damage is caused by (i) the gross negligence or willful misconduct of Landlord, or its employees or agents, in connection with the Project; or (ii) Landlord’s default under the terms of this Lease.  The obligations of Landlord under this Paragraph 35(b) shall survive the expiration or earlier termination of this Lease.  In no event shall Landlord be liable to Tenant for any special, consequential, punitive or exemplary damages.

36.           PERMITTED ENCUMBRANCES.  Tenant shall cause the Leased Premises and all use thereof to comply with all applicable Permitted Encumbrances, and will indemnify, defend and hold harmless Landlord and Lender against any claim by reason of Tenant’s failure to perform any obligations or pay any expenses as required thereunder.  Additionally, the Association shall comply with all Permitted Encumbrances that pertain to the Common Elements, and Tenant shall pay timely the Leased Premises’ share of the Association’s cost of complying with the Permitted Encumbrances.

37.           HEADINGS.  The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

38.           MODIFICATIONS.  This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.  Each of Tenant and Landlord agrees that it will not modify or amend this Lease without the written consent of Lender within any period during which there is a Lender hereunder.  In the event of any inconsistent instruction from Landlord and Lender, Tenant shall comply with the instruction of Lender.

39.           SUCCESSORS, ASSIGNS.  The covenants of this Lease shall run with the Land and bind Tenant, the heirs, distributees, personal representatives, successors and permitted assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.  In the event there is more than one Tenant, the obligation of each shall be joint and several.  The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transferor transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

40.           COUNTERPARTS.  This Lease may be executed in several counterparts, which together shall be deemed one and the same instrument.

41.           TIME OF THE ESSENCE.  Time is of the essence in this Lease and each and every provision hereof in which any date or time is specified.

42.           GOVERNING LAW.  This Lease shall be governed by and construed according to the laws of the State.

43.           LENDER AS THIRD-PARTY BENEFICIARY.  Lender shall be deemed a third-party beneficiary with respect to all provisions of this Lease that purport to confer benefits upon Lender or impose obligations upon Tenant or Landlord in order to protect the interests of Lender.

44.           CONFIDENTIALITY.  Neither party will make any disclosure or publicity release pertaining to the existence or subject matter of this Lease without the prior written consent of the other party.  Each party agrees to keep confidential all confidential and/or proprietary information it receives regarding the other party hereto.

45.           PARKING.  Tenant shall be entitled to use all of the available spaces in the parking areas serving the Project, subject to any rights of (i) any other tenants of Unit 2 and (ii) the owners/tenants of Unit 1 and any other limitations set forth in the Declaration.

46.           SIGNAGE.  Tenant shall (with Landlord's prior approval of the location and design, which approval shall not be unreasonably withheld) be entitled to place signage at the Project subject to the Declaration, the rights of other owners of units at the Project (owners other than Landlord), and any applicable codes, laws and ordinances.  Landlord shall cooperate with Tenant in good faith in Tenant’s efforts to obtain any and all permits and approvals necessary for the installation of such signage.  Tenant shall be responsible for the cost, installation, removal and repair of any damage caused by such removal, of all signage other than that provided by Landlord.

47.           RIGHTS AND OBLIGATIONS OF ASSOCIATION.

(a)           Payment of Utilities.  The Association shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, oil, electricity, telephone and other utilities or services used or consumed in the Common Elements during the

Term, whether designated as a charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due.

(b)           Repairs and Alterations.  The Association shall maintain and repair the Common Elements in accordance with Paragraph 9(c) hereof.  Tenant shall pay timely the Leased Premises’ share of the cost of such Alterations to the Common Elements, and the Association shall assess the owner of Unit 2 for such unit’s share of the same.

(c)           Insurance.  In accordance with Section 7.3 of the Declaration, the Association shall maintain both property insurance and commercial general liability insurance on the Common Elements; provided, however, Tenant shall pay timely the Leased Premises’ share of such insurance, and the Association shall assess the owner of Unit 1 for such unit’s share of the same.  The Association has the obligation and right to notify Landlord in the event of any casualty loss to the Common Elements.

If an Event of Default occurs, Landlord shall have the right to collect, on behalf of the Association, all amounts due from the responsible parties with respect to the performance of such duties.  Under no circumstances shall Landlord be responsible for the payment of any dues or assessments attributable to the Leased Premises during the Term, it being the agreement of Landlord and Tenant that the payment of such dues and assessments are the responsibility of Tenant.

48.           COMPLIANCE.  Nothing in this Lease shall be construed to require Landlord, or any health care provider affiliated with or employed by Landlord, to recommend or arrange for the purchase of goods or services for patients from Tenant, or otherwise generate business for Tenant or any other affiliate of Tenant.  Notwithstanding the unanticipated effect of any of the provisions herein, the parties intend to comply with 42 U.S.C. § 1395nn as may be amended or restated, commonly known as the Stark law, and any other federal or state law provision governing fraud and abuse or self-referrals under the Medicare or Medicaid programs, as such provisions may be amended from time to time.  The parties further intend that this Lease comply with:  (i) as many as reasonably practicable of the conditions for meeting the space rental safe harbor to the Anti-Kickback Statute which is set forth in 42 C.F.R. 1001.952(b); and (ii) all of the requirements for meeting the rental of office space exception to the Stark law, 42 U.S.C. § 1395nn(e)(1) as may be amended or restated, as interpreted in Proposed Regulation § 411.357(a), 63 F.R. 1659, 1724 and the final regulations promulgated thereto, as such regulations may be amended.  This Lease shall be construed in a manner consistent with compliance with such statutes and regulations, and the parties hereto agree to take such actions as are reasonably necessary to construe and administer this Lease therewith.  The parties solely intend the rent paid by Tenant to Landlord is for the rental of the Premises, and not to influence Landlord with regard to any referrals of patients to Tenant or any other affiliate.  As such, the parties acknowledge that the rent paid by Tenant hereunder would be the same whether or not any such referrals are made.  The parties further intend that the rent paid hereunder shall be fair market value for the rental of space based on arm's length bargaining and the value of similar rental space in the community.

49.           HITECH/HIPAA  Landlord understands that Tenant’s business requires certain confidentiality and security restrictions on those entering the Leased Premises to ensure compliance with the Health Information Technology for Economic and Clinical Health Act (“HITECH”) contained in Public Law 111-005 and the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Section 1320d (“HIPAA”), as amended, and any current and future regulations promulgated thereunder and other applicable state laws to protect the privacy and security of patients’ health care information.  Landlord agrees to maintain the security and privacy of Confidential Information. For purposes of this Lease, the term “Confidential Information” shall include but not be limited to any information, whether oral or recorded in any form or medium that relates to the past, present, or future physical or mental condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual, including information defined as “Protected Health Information” under the Health Insurance and Portability Act.  Landlord, its employees, agents or subcontractors shall not enter the Leased Premises (except as otherwise set forth herein) unless they have executed a written confidentiality agreement, and if applicable, a Business Associate Agreement with Tenant.  Landlord agrees that with regard to the Confidential Information (i) it will implement commercially reasonable efforts to maintain the security of Confidential Information and to prevent improper uses or disclosures of Confidential Information, including training of employees, agents, or subcontractors that may come into contact with Confidential Information; (ii) in the event Landlord, its employees, agents, or subcontractors, come into contact with Confidential Information, it will not disclose the Confidential Information received hereunder to any third party; (iii) it and its employees, agents, and subcontractors shall not use Confidential Information for it (or their) own benefit or the benefit of any third party; (iv) it and its agents, employees, and subcontractors will implement reasonable procedures and safeguards for mitigating improper uses or disclosures of Confidential Information; (v) it shall report to Tenant in writing, any use or disclosure of Confidential Information of which it becomes aware within two (2) days of the discovery by it of such unauthorized use or disclosure; (vi) Landlord shall not enter into an agreement or relationship with any employee, agent or subcontractor that will have access to Confidential Information unless agent or subcontractor agrees to be bound by the same restrictions, terms, and conditions that apply to Landlord; and (vii) Landlord agrees to indemnify, defend, and hold harmless Tenant against all actual and direct losses suffered by Tenant and all liability to third parties arising from or in connection with any breach of this Paragraph 49 or failure to safeguard Confidential Information or from any negligence or wrongful acts or omissions by Landlord or its employees, directors, or officers arising from the failure to maintain the privacy of Confidential Information.  Landlord shall reimburse Tenant for all actual and direct losses, liabilities, lost profits, fines, penalties, costs or expenses including reasonable attorney fees, which may be imposed as a result of a breach.  Landlord’s obligation to indemnify shall survive the expiration or termination of this Agreement.  Landlord’s obligations under this Paragraph 49 shall survive termination of this Agreement..  In addition, if the Leased Premises do not have sufficient security as required by HITECH, HIPAA, or state law, Tenant may, at its sole costs and expense, place additional locks on any doors and equipment necessary to protect the Confidential Information in the Leased Premises and will notify Landlord within ten (10) days following the installation of such additional locks and equipment.

50.           ANTI-TERRORISM STATUTE COMPLIANCE.  Tenant hereby represents and warrants to Landlord that Tenant is not:  (a) in violation of any Anti-Terrorism Law; (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any  contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (d) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (e) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person.  As used herein, “Antiterrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act.  As used herein, “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism”. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf  or at any replacement website or other official publication of such list.  “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

51.           WAIVER OF CONSUMER RIGHTS. TENANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH TENANT’S ATTORNEY, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

52.           WAIVER OF WARRANTY.  EXCEPT AS EXPRESSLY STATED HEREIN, LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS, MAKE NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT OR THE LEASED PREMISES OR ITS CONDITION.  NO WARRANTY OF MATERIALS, WORKMANSHIP OR APPLIANCES HAS BEEN MADE OR IS EXPRESSED OR IMPLIED BY THIS LEASE.  LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY WARRANTY OF HABITABILITY, GOOD AND WORKMANLIKE CONSTRUCTION, SUITABILITY, OF DESIGN OR FITNESS FOR A PARTICULAR PURPOSE AND EXPRESSLY DISCLAIM AND TENANT EXPRESSLY WAIVES ANY WARRANTY AS TO THE ENVIRONMENTAL CONDITION OF THE PROJECT OR LEASED PREMISES AND THE PRESENCE OR CONTAMINATION BY HAZARDOUS MATERIALS.  TENANT IS NOT RELYING ON ANY REPRESENTATIONS BY LANDLORD OR LANDLORD’S OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS, BROKERS, OR CONTRACTORS.  TENANT EXPRESSLY WAIVES, TO THE EXTENT ALLOWED BY LAW, ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT TENANT MIGHT OTHERWISE HAVE AGAINST LANDLORD, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS AND CONTRACTORS RELATING TO THE CONDITION OF THE PROJECT OR LEASED PREMISES OR PERSONAL PROPERTY LOCATED THEREON OR THE PRESENCE IN OR CONTAMINATION OF THE LAND OR THE PREMISES BY HAZARDOUS MATERIALS.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

LANDLORD:

GML HOLDINGS, LP,
a Texas limited partnership

By:	GML HOLDINGS MANAGEMENT, LLC,
its General Partner

By:
Kamran Nezami, Manager

TENANT:

SMSA GAINESVILLE ACQUISITION CORP.,
a Nevada corporation

By:
Name:
Title:

EXHIBIT A

Unit 2, of 610 Coit, a Condominium, a condominium regime in accordance with the condominium declaration recorded in Document No. 20140214000143870, Official Public Records of Collin County, Texas and an undivided 50% interest in Lot 2, Block A, THE DALLAS MORNING NEWS NORTH PLANT, an Addition to the City of Plano, Collin County, Texas, according to the Plat thereof recorded in Volume 2011, Page 358, Map Records, Collin County, Texas.

EXHIBIT A-1

Common Areas

SMSA Leased Premises
(Suite 170)

EXHIBIT B

1.           Initial Term:

Monthly Basic Rent for the Leased Premises (Initial Term):

Year 1:                      $10,000.00 per month
Year 2:                      $10,000.00 per month
Year 3:                      $10,000.00 per month
Year 4:                      $10,000.00 per month
Year 5:                      $10,000.00 per month

EXHIBIT C

PERMITTED ENCUMBRANCES

[To be conformed to updated Title Policy]

1.

16.	All other matters of record in Collin County, Texas.

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

[to be provided by Landlord’s lender]